Hamilton Bancorp, Inc. Announces Adoption of Stock Repurchase Program

TOWSON, MD, May 28, 2014 – Hamilton Bancorp, Inc. (the “Company”) (Nasdaq: HBK), announced today the adoption of a stock repurchase program under which the Company may repurchase up to 179,755 shares of its common stock, or approximately 5% of the current outstanding shares. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases may be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

Annual Meeting of Stockholders

The Company’s Annual Meeting of Stockholders will be held on August 19, 2014.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its four full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510